Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-59438

FREE WRITING PROSPECTUS DATED JUNE 8, 2006

$61,500,000

Central Illinois Public Service Company, doing business as AmerenCIPS

% Senior Secured Notes due

Reference is made to the third paragraph under the heading “Description of Senior Secured Notes—Security; Release Date” beginning on page S-7 of the Preliminary Prospectus Supplement dated June 7, 2006, to the Prospectus dated May 2, 2001, each of which is included in our Registration Statement on Form S-3 (Registration Statement No. 333-59438), relating to $61,500,000 of our      % Senior Secured Notes due       , referred to herein as the “senior secured notes.” The Company has agreed that so long as any of the senior secured notes are outstanding it will not, prior to June 15, 2009, optionally redeem, purchase or otherwise retire in full its outstanding first mortgage bonds not subject to release provisions. Accordingly, under this covenant, so long as the senior secured notes remain outstanding, the release date will occur no earlier than June 15, 2009.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Citigroup Global Markets Inc. toll-free at 1-877-858-5407.

Joint Bookrunners

Citigroup	Goldman, Sachs & Co.